EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	September 30, 2014	September 30 2013*
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	991,835,307	1,090,922,993
Add – Incremental shares under stock-based compensation plans	4,308,983	5,933,962
Add – Incremental shares associated with contingently issuable shares	1,513,587	1,921,024
Number of shares on which diluted earnings per share is calculated	997,657,878	1,098,777,979

Income from continuing operations (millions)	$3,455	$4,139
Loss from discontinued operations, net of tax (millions)	(3,437)	(98)
Net income on which basic earnings per share is calculated (millions)	$18	$4,041

Income from continuing operations (millions)	$3,455	$4,139
Net income applicable to contingently issuable shares (millions)	–	–
Income from continuing operations on which diluted earnings per share is
calculated (millions)	$3,455	$4,139
Loss from discontinued operations, net of tax on which basic and diluted
earnings per share is calculated (millions)	(3,437)	(98)
Net income on which diluted earnings per share is calculated (millions)	$18	$4,041

Earnings per share of common stock:

Assuming dilution
Continuing operations	$3.46	$3.77
Discontinued operations	(3.44)	(0.09)
Total	$0.02	$3.68

Basic
Continuing operations	$3.48	$3.79
Discontinued operations	(3.46)	(0.09)
Total	$0.02	$3.70

Stock options to purchase 3,187 shares were outstanding as of September 30, 2013 but were not included in the computation of diluted earnings per share because the options' exercise price during the respective period was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive. There were no stock options outstanding at September 30, 2014 that were considered antidilutive.

* Reclassified to reflect discontinued operations presentation.

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EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Nine Months Ended
	September 30, 2014	September 30 2013*
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,008,895,540	1,101,830,931
Add – Incremental shares under stock compensation plans	4,615,009	7,206,259
Add – Incremental shares associated with contingently issuable shares	1,348,225	1,696,834
Number of shares on which diluted earnings per share is calculated	1,014,858,774	1,110,734,023

Income from continuing operations (millions)	$10,237	$10,665
Loss from discontinued operations, net of tax (millions)	(3,698)	(366)
Net income on which basic earnings per share is calculated (millions)	$6,539	$10,299

Income from continuing operations (millions)	$10,237	$10,665

Net income applicable to contingently issuable shares (millions)	0	(1)
Income from continuing operations on which diluted earnings per share is
calculated (millions)	$10,236	$10,663
Loss from discontinued operations, net of tax on which basic and diluted
earnings per share is calculated (millions)	(3,698)	(366)
Net income on which diluted earnings per share is calculated (millions)	$6,538	$10,298

Earnings per share of common stock:

Assuming dilution
Continuing operations	$10.09	$9.60
Discontinued operations	(3.65)	(0.33)
Total	$6.44	$9.27

Basic
Continuing operations	$10.15	$9.68
Discontinued operations	(3.67)	(0.33)
Total	$6.48	$9.35

Stock options to purchase 7,535 shares and 1,062 shares (average of first, second and third quarter share amounts) were outstanding as of September 30, 2014 and 2013, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price during the respective periods was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive.

* Reclassified to reflect discontinued operations presentation.

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